Exhibit 99.1
Class B PIK Units Purchase Agreement

Issuer and Seller:	Cheniere Energy Partners, L.P. (the “Partnership” or “CQP”)

Purchaser(s):
Blackstone Capital Partners VI L.P., Blackstone Energy Partners L.P., affiliated funds (collectively, “Blackstone”) and co-investor(s) (if any) as determined by Blackstone prior to the Closing Date (collectively, the “Initial Purchaser(s)”).

Securities Purchased:
111.11 million Senior Subordinated Paid-in-Kind Units (“Class B PIK Units”), which will be senior to the Partnership's outstanding CQP Subordinated Units (“Subordinated Units”) and which will be converted into CQP Common Units (“Common Units”) as set forth below in the section labeled “Conversion”.

Purchase Price:	US $18.00 per Class B PIK Unit

Proceeds:	US $2 billion

PIK Unit Payments:
On a quarterly basis beginning with the first fiscal quarter following the issue date of the Class B PIK Units and until the Class B PIK Units are converted into Common Units, the holders of the Class B PIK Units will be entitled to receive additional Class B PIK Units equal to 4.20% per quarter, compounded quarterly (“PIK Return”).

Conversion:
Each Class B PIK Unit shall be mandatorily or optionally (by election of the holders of Class B PIK Units) convertible into one Common Unit (adjusted for Common Unit splits, etc.). The Class B PIK Units shall be mandatorily converted on the first business day when (i) the Partnership's first cash distribution has been made following the last day of the fiscal quarter in which both the first and second liquefaction trains at Sabine Pass Liquefaction, LLC's (“Sabine Liquefaction”) liquefaction project in Cameron Parish, Louisiana (the “Liquefaction Project”) have reached the date of first commercial delivery (as defined in the applicable LNG Sale and Purchase Agreements) (“Train 2 Conversion Date”) and (ii) the Common Unit price exceeds the lower of (A) $17.50 per unit or (B) a price less than $17.50 per unit that decreases as the Class B PIK Units receive the PIK Return.

Repurchase Option:
At any time after the Train 2 Conversion Date, CQP shall have a one-time right to purchase all or a portion of the Class B PIK Units for $18.00 per unit; provided, the Class B PIK Unitholders shall be entitled to convert their Class B PIK Units into Common Units after notice of repurchase has been given and prior to when the repurchase occurs.

Use of Proceeds:
Proceeds will be used by the Partnership (i) to fund the equity portion of the costs of developing, constructing and placing into service the Liquefaction Project; (ii) to fund the purchase of the Creole Trail Pipeline; and (iii) for other Partnership business purposes.

Partnership Agreement Amendments:
Pursuant to the “Units Purchase Agreement” to be entered into by the Initial Purchasers, CQP, CQP's general partner, and for limited purposes, Cheniere Energy, Inc., the Partnership will adopt an amendment to the First Amended and Restated Agreement of Limited Partnership of CQP dated as of March 26, 2007, which will amend such agreement to, among other things:

(1)
prior to the Actual Conversion Date and upon the occurrence of a liquidation event, and after the payment or provision for payment of any senior debts and other liabilities of the Partnership, each Class B PIK Unit (including all Class B PIK Units issued subsequent to the Closing Date) shall be pari passu with the Common Units and have a liquidation preference over the Subordinated Units in an amount in cash equal to the face amount of such Class B PIK Units plus any accrued and unpaid distributions; and

	(2)	provide that Blackstone, on behalf of the Initial Purchasers, will have a right of first refusal on the issuance of future CQP equity or equity linked securities; and

(3)
provide that all Subordinated Units would be convertible into Common Units if (i) the IQD was paid on all Common Units (including converted Class B PIK Units) and Subordinated Units for three consecutive, non-overlapping four-quarter periods or (ii) 150% of the IQD was paid on all Common Units (including converted Class B PIK Units) and Subordinated Units for four consecutive quarters and those distributions were made from Operating Surplus derived solely from contracted capacity revenues from the Terminal Use Agreements and LNG Sale and Purchase Agreements relating to the Liquefaction Project and Sabine Pass LNG, provided that (i) in each case the term of such contract is for a minimum of three years and (ii) the calculation excludes revenues and expenses relating to the “115%” portion of the purchase price related to Henry Hub natural gas prices pursuant to the applicable SPA.

Governance:	The Board of Directors of the General Partner (the “Board of Directors”) will be comprised of 11 total members as follows:

	(1)	Four directors to be appointed by CEI (“Cheniere Directors”); and

	(2)	Four directors to be appointed by the Initial Purchaser(s) (“Initial Purchaser Directors”); and

	(3)	Three Independent Directors (“Independent Directors”).

The Initial Purchaser(s) will no longer be entitled to appoint directors after the closing date of a transaction which results in the ownership of the Initial Purchaser(s) to be less than (i) 20% of the aggregate number of outstanding Common Units, Subordinated Units, Class B PIK Units and Class B PIK Unit Warrants, with each class of Units and the warrants treated equally for measuring the Initial Purchaser(s)' ownership percentage and (ii) 50% of their original investment equivalent.

Certain actions of the Partnership, including, among other things, entering into material change orders to an engineering, procurement and construction contract, future equity and debt financings that may negatively affect the economics of the holders of the Class B PIK Units and certain affiliate transactions, shall, in addition to subsequent approval by the Board of Directors, require Executive Committee Approval by the Executive Committee of the Board of Directors (“Executive Committee”). The Executive Committee shall be comprised of (i) three Initial Purchaser Directors, who shall be selected by Blackstone; (ii) one Independent Director, who shall be selected by Blackstone; and (iii) one of the Cheniere Directors, who shall be selected by CEI. Executive Committee approvals shall require affirmative support of 4 out of 5 members of the Executive Committee.

Voting Rights:	The holders of the Class B PIK Units shall have the right to participate in any votes put to the Common Unitholders, on an as converted basis, except where class votes are required.

M&A Transaction:
Prior to the date the Class B PIK Units are converted into Common Units, approval by a majority of the Initial Purchaser Directors shall be required for any merger, consolidation or other combination of CQP or any subsidiary with another entity, or for a sale of all or substantially all of the assets of the Partnership (collectively, an “M&A Transaction”). In an M&A Transaction, the holders of the Class B PIK Units shall be entitled to receive the greater of (i) two times their invested capital (at cost) and (ii) the amount they would otherwise be entitled to receive by the price per Common Unit, on an as-converted basis.

Adjustment Mechanism:
At the Closing of the transactions contemplated by the Units Purchase Agreement (the “Closing”), the Initial Purchasers shall receive vested warrants (with a strike price of $0.01) for up to an aggregate of 75 million additional Class B PIK Units (the “Class B PIK Unit Warrants”) which shall be exercisable in the event that additional equity with certain dilutive features is issued (or committed to be issued) subsequent to the Closing and prior to April 1, 2014 (the “Measurement Date”). The Class B PIK Warrants will be exercisable based on a formula providing for 0.350 additional Class B PIK Units for each equivalent Common Unit issued above 25 million.

If the Partnership does not reach financial close to fund the third and fourth liquefaction trains of the Liquefaction Project by the Measurement Date, an appropriate number of Subordinated Units shall be cancelled to give the Partnership the ability to distribute $0.50 per unit per quarter for a consecutive four-quarter period on all outstanding limited partner units on an as-converted basis, which shall be calculated by estimating the distributable cash flow from contracted and recurring revenues after the expected date of conversion of the Class B PIK Units into Common Units.

CEI LNG Purchase Right:
A CEI subsidiary and Sabine Liquefaction will enter into an agreement, subject to necessary approvals, whereby a CEI subsidiary will have the right to purchase up to 104 million MMBtu of LNG produced from the first four liquefaction trains per calendar year.  The agreement shall provide that, for each cargo loaded, the CEI subsidiary will pay Sabine Liquefaction 115% of the final settlement price per MMBtu for the New York Mercantile Exchange's Henry Hub natural gas futures contract for the month in which the relevant cargo's delivery window is scheduled to begin.  In addition, the CEI subsidiary will pay Sabine Liquefaction (i) $3.00 per MMBtu for the first 36 million MMBtu of LNG purchased in a calendar year and (ii) 20% of the net margins generated by the CEI subsidiary with respect to the next 68 million MMBtu purchased in such calendar year.

The CEI subsidiary shall not have any right to purchase (i) any LNG that is designated for an SPA customer but not taken by that SPA customer and (ii) any LNG that is produced in excess of 938 million MMBtu per calendar year.

Conditions to Closing:	The Closing will be consummated when the following conditions, among others, have been satisfied (or waived by the parties):

(i)
Final authorization to commence construction has been issued by the FERC and all other material regulatory approvals have been received as required to permit commencement of construction of the Liquefaction Project; and

	(ii)	The first two liquefaction trains have received all necessary consents and approvals from CEI, CQP and their respective subsidiaries; and

	(iii)	The purchase of the Creole Trail Pipeline by CQP has been completed or is concurrently closing; and

	(iv)	The debt financing for the first two liquefaction trains has closed or is concurrently closing on terms materially consistent with the model provided during diligence.

Transaction Fee:	Blackstone shall be paid by the Partnership a Transaction Fee equal to $50 million on the Closing Date.

Term Sheet Non-Binding:
The term sheet memorializes business points on which the Initial Purchaser(s) and the Partnership contemplate negotiating a definitive Units Purchase Agreement. The term sheet is for discussion purposes only and creates no obligations until definitive agreements are executed by all parties, except for the provisions set forth below, which shall be binding upon the parties on the execution of the term sheet by such parties.

Binding Agreements

Exclusivity and Expense Reimbursement:
CQP and CEI will provide Blackstone with a three week exclusivity period to complete due diligence and complete definitive documentation (the “Exclusivity Period”). In the event CQP does not enter into such definitive documentation, then in certain specified circumstances, it will pay Blackstone $50 million in cash (the “Break-Up Fee”) if within 12 months after execution of the term sheet, CQP, Cheniere Energy, Inc. or any of their respective subsidiaries enters into definitive documentation for the sale of equity securities to finance the Liquefaction Project.

If, at the end of the Exclusivity Period, Blackstone decides not to, or is unwilling to, enter into definitive agreement(s) to pursue a transaction on terms materially consistent with those described in the term sheet, CEI and CQP shall be fully released from the conditions of the Exclusivity Period including the obligation to pay any Break-Up Fee.